Exhibit 10.48

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LEASE

281 SUMMER STREET LLC,

Landlord,

and

BRIGHTCOVE INC.,

Tenant

281 Summer Street

Boston, Massachusetts

i

34.	SUCCESSORS AND ASSIGNS	30

35.	ENTIRE AGREEMENT	30

36.	EXAMINATION NOT OPTION	31

37.	RECORDATION	31

38.	SELF-HELP	31

39.	LIMITATION OF LANDLORD’S LIABILITY	31

40.	RIGHT OF FIRST OFFER	31

41.	EXTENSION OPTIONS	32

42.	ROOFTOP ANTENNA	33

EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES		1

EXHIBIT A-1 – SITE PLAN		1

EXHIBIT A – FLOOR PLAN DEPICTING THE PREMISES		1

EXHIBIT A-2 – LEGAL DESCRIPTION OF THE LOT		1

EXHIBIT B — INITIAL ALTERATIONS		1

EXHIBIT C – COMMENCEMENT DATE MEMORANDUM		1

EXHIBIT D – RULES AND REGULATIONS		1

GROSS (BY)-INS OFFICE LEASE

REFERENCE PAGES

BUILDING:	281 Summer Street Boston, Massachusetts 02210. The land on which the Building is situated, together with the Building and any and all improvements on the land is referred to herein as the “Property”.

LANDLORD:	281 Summer Street LLC, a Delaware limited liability company

LANDLORD’S ADDRESS:	c/o DWS - RREEF 100 Summer Street, 8th Floor Boston, MA 02110

with a copy to:

c/o CBRE, Inc. One Main Street Cambridge, MA 02142 Attn: [***]

WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	Lockbox:

[***]

Wire Transfer:

[***]

LEASE REFERENCE DATE:	November 23, 2021

TENANT:	Brightcove Inc., a Delaware corporation

TENANT’S NOTICE ADDRESS:

(a) As of beginning of Term:	At the Premises Attn: General Counsel [***]

And to:
Attn: Chief Financial Officer

With a copy to:

JLL One Post Office Square 26th Floor Boston, MA 02109

(b) Prior to beginning of Term (if different):	290 Congress Boston, MA 02210 To the Attention of: Chief Financial Officer With a copy to: General Counsel [***]

PREMISES ADDRESS:	281 Summer Street Suites 600 & 700 Boston, Massachusetts 02210

PREMISES RENTABLE AREA:	Approximately 39, 238 rentable square feet, consisting of approximately 19,614 rentable sq. ft. on the 6th floor, and 19,624 rentable sq. ft. on the 7th floor of the Building (for outline of Premises see Exhibit A)

SCHEDULED COMMENCEMENT DATE:	November 23, 2021

COMMENCEMENT DATE:	As defined in Section 2.1.

RENT COMMENCEMENT DATE:	October 1, 2022

TERM OF LEASE:	The period beginning on the Commencement Date and ending on the Termination Date, subject to two (2), five (5) year Extension Options as set forth in Section 41 of this Lease.

TERMINATION DATE:	The last day of the one hundred twentieth (120th) full calendar month after the Rent Commencement Date, unless extended or earlier terminated as provided in this Lease.

ANNUAL RENT and MONTHLY

INSTALLMENT OF RENT (Article 3):

Period		Rentable Square Footage	Annual Rent Per Square Foot		Monthly Installment of Rent
From	to			Annual Rent
Month 1	Month 12	39,238 rsf	$63.00	$2,471,994.00	$205,999.50
Month 13	Month 24	39,238 rsf	$64.26	$2,521,433.88	$210,119.49
Month 25	Month 36	39,238 rsf	$65.55	$2,572,050.90	$214,337.58
Month 37	Month 48	39,238 rsf	$66.86	$2,623,452.68	$218,621.06
Month 49	Month 60	39,238 rsf	$68.20	$2,676,031.60	$223,002.63
Month 61	Month 72	39,238 rsf	$69.56	$2,729,395.28	$277,449.61
Month 73	Month 84	39,238 rsf	$70.95	$2,783,936.10	$231,994.68
Month 85	Month 96	39,238 rsf	$72.37	$2,839,654.06	$236,637.84
Month 97	Month 108	39,238 rsf	$73.82	$2,896,549.16	$241,379.10
Month 109	Month 120	39,238 rsf	$75.30	$2,954,621.40	$246,218.45

Month 1 is the period beginning on the Rent Commencement Date and ending at the end of the first (1st) full calendar month of the Term (i.e. October 1, 2022 through October 31, 2022). Month 2 is the calendar month period immediately following Month 1; Month 3 is the calendar month following Month 2; and so forth, up to the Termination Date.

All rental amounts are net of Tenant electricity.

BASE YEAR (EXPENSES):	2022

BASE YEAR (TAXES):	Taxes for July 1, 2022 to June 30, 2023 (fiscal 2023)

TENANT’S PROPORTIONATE SHARE:	25.647% (39,238/152,990)

SECURITY DEPOSIT:	$823,998.00 (subject to the reduction provided in Section 5 herein)

ASSIGNMENT/SUBLETTING FEE:	$1,500.00

AFTER-HOURS HVAC COST:	$75.00 per hour, per air handling unit (“AHU”), subject to reasonable increases by Landlord from time to time. There are two (2) AHUs per floor.

REAL ESTATE BROKER DUE COMMISSION:	[***]

TENANT’S NAICS CODE:	511210

BUILDING BUSINESS HOURS:	Monday through Friday 8:00 a.m. – 6:00 p.m. (excluding Massachusetts state holidays) Saturday 9:00 a.m. – 1:00 p.m.

AMORTIZATION RATE:	8%

v

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes Exhibits A through D, all of which are made a part of this Lease.

LANDLORD:		TENANT:

281 SUMMER STREET LLC,		BRIGHTCOVE INC., a Delaware corporation
a Delaware limited liability company

By:	/s/ Gerald F. Ianetta	By:	/s/ Robert Noreck
Name:	Gerald F. Ianetta	Name:	Robert Noreck
Title:	Vice President	Title:	CFO

By:	/s/ David F. Crane
Name:	David F. Crane
Title:	Vice President

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plan attached hereto as Exhibit A, and the Building is depicted on the site plan attached hereto as Exhibit A-1. The Building is located on the Lot legally described on Exhibit A-2. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1. USE AND RESTRICTIONS ON USE.

1.1 The Premises are to be used solely for general office purposes and lawful ancillary uses in commercial office buildings in the Seaport district of Boston that are similar to the Building (“Comparable Buildings”). Throughout the Term (and any extension thereof), Tenant shall have non-exclusive access, on a first come, first served basis, to a bike storage (which is currently located in the basement of the Building) for the storage of bikes by Tenant and its employees. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to Tenant’s use of the Premises and Tenant’s occupancy. Tenant shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Subject to Tenant’s obligations under this Section 1.1, Landlord shall, as part of Expenses (unless excluded therefrom), maintain the common areas of the Building, the structural elements of the Building and the base building systems serving the Building in general in compliance with applicable Legal Requirements. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof. Except for Landlord’s express obligations under this Lease, Tenant shall comply with all present and future laws (including, without limitation, Environmental Laws (as hereinafter defined), the Americans with Disabilities Act and the regulations promulgated thereunder (the “ADA”), as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates), requirements, statutes, codes, by-laws and court decisions of the jurisdiction in which the Building is located or the federal government (collectively, “Legal Requirements”) applicable to the Premises and to Tenant’s use of the Premises. Tenant shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, if such violation resulted from the specific use of the Premises by Tenant (as opposed to general office use) or if such violation resulted from Alterations made by Tenant, all at Tenant’s sole expense. After Landlord delivers the Premises to Tenant, Tenant shall proceed with due diligence to construct (in accordance with Exhibit B) the Tenant’s Work to the Premises. Tenant shall be responsible to perform Tenant’s Work in accordance with all applicable Legal Requirements and, as part of Tenant’s Work, to install and maintain, at Tenant’s sole cost and expense (subject to the application of the TI Allowance) the Premises HVAC Work and the Premises Fire/Life Safety Work (as defined in Exhibit B) serving the Premises. Landlord shall comply with all Legal Requirements applicable to the Premises as to which Tenant is not liable and Landlord shall comply with all Legal Requirements applicable to the common areas, the Building (other than rentable areas thereof) and to the Systems and Equipment (as such term is defined in Section 7.1 below).

1.2 Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 30) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2. Landlord shall remove, remediate or abate, if and to the extent required by, and in accordance with, applicable laws (x) Hazardous Materials located in the common areas, the structural elements or the base building systems of the Building, (y) Hazardous Materials that are present in the Building (including the Premises) as the result of the actions of Landlord, its agents, employees or contractors, or (z) Hazardous Materials which are determined to have been in, at or on the Premises prior to the Commencement Date (the “Remediation Obligations”). Notwithstanding the foregoing, Landlord’s obligation to remove, remediate or abate Hazardous Materials pursuant to this Section 1.2 shall not apply to requirements of Environmental Laws resulting from the use of Hazardous Materials by Tenant or Tenant’s agents, employees, contractors, subtenants, invitees or anyone claiming by, through or under Tenant. The Remediation Obligations of Landlord shall be performed promptly and in such a manner so as to minimize interference with Tenant’s use and occupancy of the Premises. If the performance of the Remediation Obligations or Landlord’s failure to perform the Remediation Obligations prohibits or interferes with Tenant’s ability to perform Tenant’s Work, the Premises HVAC Work and/or the Premises Fire/Life Safety Work then it shall be considered a “Landlord Delay” (as such term is further defined in Exhibit B). In addition, if the performance of the Remediation Obligations or Landlord’s failure to perform the Remediation Obligations prohibits or interferes with Tenant’s ability to conduct business from the Premises, then Tenant will be entitled to an equitable abatement of Annual Rent, Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate Share of Taxes (or if no Rent is then due, Tenant shall receive a credit) for the period of such interference with respect to that portion of the Premises that Tenant is not able to use and occupy.

1.3 The Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto:

1.3.1 the common facilities included in the Building or the Lot, including common walkways, driveways, lobbies, hallways, ramps, stairways and elevators;

1.3.2 the riser closets, shafts, raceways, pipes, ducts, conduits, wires and appurtenant equipment serving the Premises; and

1.3.3 if the Premises include less than the entire rentable area of any floor, the common toilets in the central core area of such floor.

Such rights shall always be subject to the Rules and Regulations set forth in Exhibit D as the same may be reasonably amended by the Landlord from time to time, and such other reasonable rules and regulations from time to time established by Landlord by suitable notice, and to the right of Landlord to designate and change from time to time areas and facilities so to be used, provided such designations and changes do not deprive Tenant of the substantive benefits of such areas and facilities.

Not included in the Premises are the ceiling, the floor and all perimeter walls of the space identified in Exhibit A, except the inner surfaces thereof and the perimeter doors and windows. Tenant agrees that Landlord shall have the right to place in the Premises (but in such manner as not unreasonably to interfere with Tenant’s use of the Premises) utility lines, telecommunication lines, shafts, pipes and the like, for the use and benefit of Landlord and other tenants in the Building, and to replace and maintain and repair such lines, pipes and the like, in, over and upon the Premises. Such utility lines, pipes and the like, shall not be deemed part of the Premises under this Lease. Notwithstanding anything contained herein to the contrary, Landlord shall not have the right to install any such utility lines, telecommunication lines, shafts, pipes and the like in the Premises unless (a) no space in the Building core and shaft space and/or above the ceiling of the Premises is reasonably available and usable therefor on a commercially reasonable basis and (b) the installation of any such utility lines, telecommunication lines, shafts, pipes and the like and the use thereof, does not have a materially adverse effect on Tenant’s Work or Alterations (including, without limitation, the aesthetics thereof), or Tenant’s use and occupancy of the Premises for the conduct of Tenant’s business. Landlord shall use reasonable efforts to locate any utility lines, telecommunication lines, shafts, pipes and the like installed in or through the Premises by Landlord so as not to reduce the usable area of the Premises.

1.4 Tenant shall have the right to install, at Tenant’s expense and subject to Landlord’s prior approval (i) one (1) exterior sign (“ Exterior Signage”) in the location and in the size as the current sign for Humana Insurance Company and otherwise reasonably approved by Landlord as to the design of said sign, and in compliance with applicable Legal Requirements, and (ii) Building lobby signage in a location to be determined by Landlord and Tenant (“Building Lobby Signage”), such Building Lobby Signage to be in a size, design, scale and of materials reasonably approved by Landlord, provided that Tenant’s right to install such Building Lobby Signage shall be conditioned upon Tenant’s lease of at least two (2) full floors in the Building, and Tenant shall have not assigned this Lease (other than to a Permitted Transferee) nor sublet more than 40% of the Premises. Tenant shall be responsible for obtaining all required governmental permits and approvals for such sign. Tenant shall, at its sole cost and expense, at all times keep all signs and display systems in accordance with Landlord’s sign criteria and in good condition, proper operating order, and in accordance with all applicable Legal Requirements. Upon termination of this Lease, Tenant shall remove the Exterior Signage, Building Lobby Signage, and any other signs and display systems and repair any damage to the Building caused by the installation and removal thereof and, with respect to the Exterior Signage, returning the exterior Building to the condition as of the Commencement Date. Except for the foregoing Exterior Signage and Building Lobby Signage, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises any sign, advertising matter or any other thing of any kind, and will not place or maintain any sign, decal, decoration, letter or advertising matter on the glass, or on any window or door of the Premises, or in any other place within the Premises which is visible from outside the Premises, without Landlord’s prior written consent. No handwritten signs shall be permitted.

2. TERM.

2.1 The Term of this Lease shall begin on the date (“Commencement Date”) that Landlord shall tender possession of the Premises to Tenant in the condition required herein, and shall terminate on the date as shown on the Reference Pages (“Termination Date”), unless sooner terminated or extended by the provisions of this Lease. Except for Landlord’s Work (as defined in Exhibit B), Landlord shall tender possession of the Premises in as-is condition with existing Systems and Equipment in good working order (but Landlord shall have removed any pre-existing horizontal cabling below Cat5c from the Premises). Notwithstanding the foregoing, Landlord and Tenant shall do a walk-through of the Premises within thirty (30) days following the Lease Reference Date at which time Tenant shall designate the items of furniture, fixtures and personal property of the prior tenant which Landlord must remove from the Premises (the “Designated Items”). Landlord agrees to remove the Designated Items from the Premises within five (5) days of the date of the walk-through. Notwithstanding the foregoing or anything in this Lease to the contrary, Landlord agrees to deliver the Premises to Tenant with existing Systems and Equipment in good working order. If a breach of such warranty exists as of the Commencement Date, Landlord will within ten (10) days after notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, commence to rectify same and diligently prosecute to completion. Tenant shall, at Landlord’s request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Commencement Date, Rent Commencement Date, Termination Date and, if necessary, a revised rent schedule. Should Tenant fail to do so within thirty (30) days after Landlord’s request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct. Tenant shall not be permitted to take possession of and enter the Premises until Tenant shall have delivered to Landlord the insurance certificates required under Section 11.2.

2.2 Except as provided below, Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises on the Scheduled Commencement Date for any reason, Landlord shall not be liable for any damage resulting from such inability, but Tenant shall not be liable for any rent until the time when Landlord can, after notice to Tenant, deliver possession of the Premises to Tenant and the Rent Commencement Date has occurred. No such failure to give possession on the Scheduled Commencement Date shall affect the other obligations of Tenant under this Lease.

2.3 If Landlord fails to deliver the Premises to Tenant on or before the date which is thirty (30) days after the Scheduled Commencement Date, then for each day after such date that Landlord is late in delivering possession, Tenant shall be entitled to one (1) day of abatement of Base Rent (the “Late Delivery Rent Credit”). The Late Delivery Rent Credit, if any, shall be applied following the Rent Commencement Date against Base Rent as and when same comes due until fully applied. If possession of the Premises is not delivered to Tenant by January 1, 2022 (the “Outside Date”), Tenant may, at its option, by notice to Landlord at any time thereafter and prior to such delivery, terminate this Lease (and, in such event, Landlord shall reimburse Tenant for all out-of-pocket costs incurred by Tenant in reliance of entering into this Lease, including all costs incurred in connection with the negotiation thereof). If Tenant does not terminate this Lease, as aforesaid, the Late Delivery Rent Credit shall increase to two (2) days of free Rent for each day that Landlord’s failure to deliver possession of the Premises to Tenant continues following the Outside Date.

2.4 In the event Landlord permits Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Premises prior to the Commencement Date, such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of rent, including, without limitation, Tenant’s compliance with the insurance requirements of Article 11. Said early possession shall not advance the Termination Date.

3. RENT.

3.1 Commencing on the Rent Commencement Date, Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term, except that the first full month’s rent shall be paid upon the execution of this Lease. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Except as otherwise provided herein, said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. As used herein the term “Rent” shall mean the Monthly installment of Rent plus all other rent and charges payable under this Lease, including Tenant’s Proportionate Share of Expenses and Tenant’s Proportionate Share of Taxes which Tenant is obligated to pay pursuant to the terms of Section 4 below. If an Event of Default occurs, Landlord may require by notice to Tenant that all subsequent rent payments be made by an automatic payment from Tenant’s bank account to Landlord’s account, without cost to Landlord. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) days after Landlord’s notice, whichever is later. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

3.2 Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid within five (5) days after written notice that the same was due and not paid pursuant to this Lease (provided that Landlord shall have no obligation to deliver any such notice to Tenant more than two (2) times within any twelve (12) month period during the Term), a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) six percent (6%) of the unpaid rent or other payment. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.

3.3 Except as otherwise provided herein, Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable, and accepted commercial practice with respect to the type of property subject to this Lease. Such acknowledgements by Tenant are a material inducement to landlord entering into this Lease.

4. RENT ADJUSTMENTS.

4.1 For the purpose of this Article 4, the following terms are defined as follows:

4.1.1 Lease Year: Each fiscal year (as determined by Landlord from time to time) falling partly or wholly within the Term.

4.1.2 Expenses: All costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: Insurance Costs (as defined below) water and sewer charges; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management and/or administrative fees (not to exceed three percent (3%) of the gross fixed revenue from the office portions of the Building); air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to recover, as part of Expenses, Tenant’s Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably intended to reduce Expenses by a reasonably proportionate amount; (ii) an allocable portion of the cost of capital improvement items which are required under any Legal Requirements which were not applicable to the Building as of the Commencement Date, and (iii) the cost of fire sprinklers and suppression systems and other life safety systems which are required under any Legal Requirements which were not applicable to the Building as of the Commencement Date; provided that the costs described in this sentence shall be amortized over the useful life of such expenditures in accordance with such useful life and amortization schedules in accordance with GAAP, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time (“Permitted Capital Expenses”). Notwithstanding anything contained in this Lease to the contrary, in all instances Expenses and Taxes shall be limited to commercially reasonable costs without duplication or profit.

Notwithstanding any provision to the contrary in this Lease, Expenses shall not include the following costs and expenses: (i) any mortgage charges (including interest, principal, points and fees, and ground rent); (ii) costs in connection with leasing space in the Building, including advertising, brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; (iii) salaries of executives and owners or other employees not directly employed in the management/operation of the Building; (iv) the cost of work done by Landlord for or on behalf of a particular tenant which is separately chargeable to such tenant; (v) the costs of any contributions made by Landlord to any tenant of the Building in connection with the build-out of its premises; (vi) franchise or income taxes imposed on Landlord; (vii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (viii) increases in premiums for insurance when such increase is caused solely by the use of the Building by any other tenant of the Building; (ix) depreciation expenses and any ground lease payments; (x) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xi) advertising and other fees and costs incurred in procuring tenants; (xii) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiii) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xiv) costs incurred in connection with the sale, financing or refinancing of the Building; (xv) fines, interest and penalties incurred due to the late payment of Taxes or Expenses or Insurance Costs; (xvi) costs of any expansions of the

Building; (xvii) amounts (exclusive of the management fee) paid to subsidiaries or affiliates of Landlord for goods and/or services rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xviii) payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased, to the extent that such payments exceed the amount which could have been included in Expenses had Landlord purchased such equipment rather than leasing such equipment; (xix) charitable or political contributions; (xx) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss; (xxi) costs associated with retail leases at the Building, if any, to the extent such cost would exceed that of an office tenant; (xxii) the cost of testing, remediation or removal, transportation or storage of Hazardous Materials in the Building or on the Lot required by Environmental Laws provided, however, the foregoing shall not prohibit the inclusion of expenses to test, remove or remediate materials (whether existing at the Building as of the date of this Lease or subsequently introduced to the Building) which are not as of the date of this Lease (or as of the date of the introduction) deemed to be Hazardous Materials under applicable Legal Requirements but which are subsequently deemed to be Hazardous Materials under applicable Legal Requirements, (xxiii) capital expenditures except as expressly permitted above in this Section 4.1.2, (xxiv) costs to make improvements, alterations, additions or replacements to the Building which are required in order to render the same in compliance with Legal Requirements in effect as of the Commencement Date, (xxv) the cost of installing any specialty service, such as a cafeteria, observatory, broadcasting facilities, child or daycare, (xxvi) costs to acquire sculptures and other works of fine art, exclusive of any holiday decorations, (xxvii) Taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.), (xxviii) Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building and the land appurtenant thereto (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby, (xxix) the cost of any repairs made by Landlord pursuant to the damage or condemnation Articles of this Lease, and (xxx) any improvement that is not a Permitted Capital Expense.

4.1.1 Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all reasonable fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Landlord shall take commercially reasonable actions to contest any tax assessments which are unreasonable and the reasonable costs of such actions to contest Taxes shall be included in Expenses. Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or tax imposed upon Landlord’s business (such as income, excess profits, franchise, transfer, personal income, capital stock, estate, etc.) or any transfer by Landlord of its interest in this Lease or the Building, any stadium, sports complex or arena tax (including, without limitation, the ballpark/stadium tax) or any taxes to be paid by Tenant pursuant to Article 28. Taxes for any year which Tenant is obligated to pay its share thereof shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year.

4.1.2 Insurance Costs: Any and all insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof.

4.2 Subject to the provisions of this Article 4 (including the exclusions), if in any Lease Year, (i) Expenses paid or incurred shall exceed Expenses paid or incurred in the Base Year (Expenses) and/or (ii) Taxes payable by Landlord in any Lease Year shall exceed the amount of such Taxes paid by Landlord in the Base Year (Taxes), Tenant shall pay as additional rent for such Lease Year Tenant’s Proportionate Share of each such excess amount.

4.3 The annual determination of Expenses and Taxes shall be made by Landlord and shall be delivered to Tenant within ninety (90) days of the end of the applicable Lease Year. Such annual determination shall be accompanied by a statement and accounting of Tenant’s Proportionate Share of the Expenses which exceeded Expenses paid or incurred in the Base Year (Expenses) and Taxes which exceeded the amount of such Taxes which became due and payable in the Base Year (Taxes) (“Landlord’s Statement”). Landlord’s Statement shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant’s sole cost and expense, the books and records supporting such determination which during any such review shall include the books and records for the Base Year (Expenses) and Base Year (Taxes) in the office of Landlord, or Landlord’s agent, at a location in the Boston area during normal business hours, upon giving Landlord five (5) days advance written notice within ninety (90) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant or lease auditing firm to perform such review it shall be one of national standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. Notwithstanding anything contained herein to the contrary, Tenant’s right to object to the determination of the Base Year (Expenses) and Base Year (Taxes) shall be limited to the first time Tenant requests to review the Base Year (Expenses) and Base Year (Taxes). If Tenant fails to object to Landlord’s determination of Expenses and/or Taxes within ninety (90) days after receipt, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that it is finally determined that Landlord overstated the total Expenses and/or Taxes attributable to Tenant by five percent (5%) or more, Landlord shall reimburse Tenant for the actual out-of-pocket costs of such audit up to a maximum of $6,000. Notwithstanding the “deemed approval” of Landlord’s determination of Expenses or Taxes, if any examination discloses errors or omissions for any calendar year resulting in an overstatement of Expenses and/or Taxes, Landlord shall correct such errors or omissions for all preceding calendar years to the extent the same error was made during preceding calendar years.

4.4 In the event that during all or any portion of any Lease Year or Base Year, the Building is less than ninety-five percent (95%) rented and occupied Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year.

4.5 Landlord shall estimate Tenant’s Proportionate Share of Expenses which are estimated to exceed Expenses paid or incurred in the Base Year (Expenses) and Tenant’s Proportionate Share of Taxes which are estimated to exceed the amount of such Taxes which became due and payable in the Base Year (Taxes)(“Landlord’s Estimate”). At least thirty (30) days prior to the beginning of any Lease Year, Landlord will deliver Landlord’s Estimate to Tenant, and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.6 When the above mentioned actual determination of Tenant’s liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing (together with reasonable detail regarding said costs), then:

4.6.1 If the total additional rent Tenant actually paid pursuant to Section 4.5 on account of Expenses and/or Taxes for the Lease Year is less than Tenant’s actual liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.6.2 If the total additional rent Tenant actually paid pursuant to Section 4.5 on account of Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Expenses and/or Taxes as set forth on Landlord’s Statement, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash to Tenant within thirty (30) days of the delivery of Landlord’s Statement. Tenant shall not be entitled to a credit by reason of actual Expenses and/or Taxes in any Lease Year being less than Expenses and/or Taxes in the Base Year (Expenses and/or Taxes and/or Insurance).

4.7 If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

4.8 Notwithstanding anything to the contrary contained in this Lease, for the purpose of calculating Tenant’s Proportionate Share of Expenses, annual increases in Controllable Expenses shall not increase by more than seven percent (7%) of Controllable Expenses for the preceding year increased on a cumulative and compounding basis. As used herein, the term “Controllable Expenses” shall mean all Expenses except the following: management fees, security costs, weather-related costs, (including, but not limited to, snow removal costs), costs incurred to comply with Legal Requirements, utilities and Insurance.

5. SECURITY DEPOSIT. Within thirty (30) days after the Lease Reference Date, Tenant shall deliver the Security Deposit to Landlord which may, at Tenant’s election either be in cash or in the form of an irrevocable and unconditional Letter of Credit in the amount required on the references Pages of this Lease (the “Letter of Credit”). Landlord consents to the Letter of Credit being issued by Silicon Valley Bank. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to reduce the amount of the Letter of Credit (or the cash Security Deposit, if applicable) to $412,000.00 on September 1, 2024 (the “Reduction Date”) by the delivery of a substitute letter of credit to Landlord; provided, however, if an Event of Default exists as of September 1, 2024, Tenant shall not be entitled to reduce the Security Deposit until such Event of Default has been cured (and the date that such Event of Default has been cured shall be the “Reduction Date” hereunder). Upon Tenant’s delivery of such substitute letter of credit, Landlord shall return the Letter of Credit to Tenant and such substitute letter of credit shall become the “Letter of Credit” hereunder. If Tenant elects to post a cash security deposit, Landlord shall refund the amount in excess of $412,000.00 to Tenant on the Reduction Date. If Tenant shall fully and faithfully comply with the terms, provisions, covenants and conditions of this Lease, the Letter of Credit (or the cash Security Deposit) shall be returned to Tenant within thirty (30) days after the expiration or earlier termination of the Term and Tenant’s vacation and surrender of the Premises as required by this Lease.

6. ALTERATIONS.

6.1 Except as expressly set forth herein, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by

Article 7, without the prior written consent of Landlord. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements to the extent typically prepared for same. Landlord’s consent may be withheld in Landlord’s sole discretion with respect to alterations which (i) materially and adversely affect the structure of the Building, (ii) are visible from the exterior of the Building, and (iii) materially and adversely affect the Systems and Equipment. Notwithstanding the foregoing, for alterations, additions or improvements that are not structural in nature and in aggregate do not cost more than $100,000.00 Tenant shall provide notice thereof to Landlord prior to commencement of any work but Landlord’s consent thereto shall not be required. Landlord shall respond with its consent or withholding of consent (with Landlord’s reasons therefor) within fifteen (15) business days after receiving Tenant’s written request for consent and reasonably detailed and complete construction drawings. In addition, the consent of the Landlord shall not be required for any purely cosmetic changes to the Premises regardless of cost, provided that Tenant shall provide Landlord with advance notice of same.

6.2 In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord’s contractor or a contractor reasonably approved by Landlord, in either event at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than Landlord’s contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. Landlord may charge Tenant third-party costs actually incurred by Landlord in connection with review of Tenant’s plans, with all such amounts being due five (5) days after Landlord’s written demand.

6.3 All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, Rules and Regulations, using Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

6.4 Tenant shall be permitted, at its sole cost and expense, to make non-structural, cosmetic alterations to the fire stairwell which connects the sixth (6th) and seventh (7th) floors, including the installation of dedicated security access to each such floor of the Premises (the “Tenant’s Stairwell Alterations”), subject to Landlord’s right to reasonably approve such Tenant’s Stairwell Alterations. The Tenant’s Stairwell Alterations shall be subject to all of the terms and conditions of this Article 6. The exact specifications of the Tenant’s Stairwell Alterations and the location of any of Tenant’s security access installations shall all be submitted to Landlord at least [ten (10) business days] prior to Tenant’s intended commencement of the performance of Tenant’s Stairwell Alterations, and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed.

6.5 Tenant shall, in connection with the Tenant’s Work as set forth on Exhibit B attached hereto, be permitted, at its sole cost and expense, to connect to the Building Fire/Life Safety System, (as such term is defined in Section 2.5 of Exhibit B to this Lease), subject to Landlord’s prior written approval (which shall not be unreasonably withheld), and provided that Tenant’s performance of any alterations necessary to connect to the base building fire and life safety systems shall be in accordance with all of the requirements set forth in this Lease.

7. REPAIR.

7.1 Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the interior of the Premises, except as specified in this Lease. Landlord shall repair and maintain in good working order and in compliance with applicable laws (and make necessary replacements), to all portions of the Building (exclusive of the Premises), including, but not limited to, the structural portions of the Building (foundation, exterior, windows, load-bearing walls, elevators, egress stairs, roof), common areas and landscaping and all systems and equipment servicing the Building (the “Systems and Equipment”). “Systems and Equipment shall include, but not be limited to, the Base Building HVAC System, the Building Fire/Life Safety System, plumbing, air conditioning, heating and electrical systems installed or furnished by Landlord but shall exclude all systems installed by Tenant which service the Premises exclusively and internal distribution elements of such systems within the Premises. The internal components of the existing fire/life safety system within the Premises shall be delivered to Tenant on the Commencement Date in as-is condition. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease. Notwithstanding anything contained in this Lease to the contrary, in no event shall Tenant be responsible for the performance of, or the payment of any costs incurred by Landlord (whether directly or as a component of Expenses) for, repairs or replacements (i) due to the gross negligence or willful misconduct of Landlord or Landlord’s agents; (ii) to the structural elements of the Building Systems and Equipment or the common areas of the Property if such repairs or replacements are required to comply with violations of Legal Requirements which existed as of the Commencement Date.

7.2 Tenant shall, at all times during the Term, keep the Premises in good condition and repair excepting damage by fire, or other casualty, and in compliance with all applicable governmental laws, ordinances and regulations, promptly complying with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. All lighting within the Premises or exclusively serving the Premises shall be maintained at Tenant’s sole expense, but such maintenance may be provided by Landlord upon Tenant’s request. Tenant shall maintain the window treatments for all Premises windows.

7.3 Subject to the provisions of Section 39 and except as provided elsewhere in this Lease, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.4 Except as otherwise provided in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Except as otherwise provided herein and to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8. LIENS. Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within twenty (20) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) days of Landlord’s demand.

9. ASSIGNMENT AND SUBLETTING.

9.1 Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, subject however to the terms of Section 9.5 below, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least twenty (20) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.

9.2 Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

9.3 Landlord shall respond to Tenant’s request for consent to an assignment or sublease within twenty (20) days of receipt of Tenant’s notice of same, giving reasonably detailed information in the event Landlord reasonably refuses consent. In addition to Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of all or substantially all of the Premises for the remainder of the Term, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. However, if Tenant notifies Landlord, within five (5) days after receipt of Landlord’s termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and the Lease shall continue in full force and effect. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed tenant or any other tenant.

9.4 In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below), less the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The “Costs Component” is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions, legal fees and tenant improvements in connection with such sublease, assignment or other transfer.

9.5 Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist an Event of Default, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in active negotiation for competitive space in the last one hundred eighty (180) days; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building; (e) Landlord is not reasonably satisfied with the financial condition, tangible net worth or creditworthiness of the proposed subtenant or assignee taking into account the financial condition, tangible net worth or creditworthiness of Tenant (who shall remain liable under the Lease); (f) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (g) would subject the Premises to a use which would: (i) involve increased personnel above which is considered normal office use in Comparable Buildings or materially increase wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building prior to the Lease Reference Date; (iii) require any structural modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Article 1 of this Lease. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord’s refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.

9.6 Other than with respect to a Permitted Transfer, upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees (not to exceed $3,500.00), incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.7 If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.

9.8 Notwithstanding the foregoing provisions of this Article to the contrary, Tenant shall be permitted to assign this Lease, or sublet all or a portion of the Premises, to Permitted Transferee (as such term is defined below) without the payment of any fees, including the Assignment/Subletting Fee or the payment of Increased Rent, and without the prior consent of Landlord, if all of the following conditions are satisfied:

9.8.1 No Event of Default exists under this Lease as of the effective date of such Permitted Transfer (as such term is defined below);

9.8.2 to the extent the disclosure of same is not prohibited by law or contract, a fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sublessee, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord within ten (10) days after the effective date of such Permitted Transfer;

9.8.3 the Premises shall continue to be operated solely for the use specified in the Reference Page or other use acceptable to Landlord in its sole discretion;

9.8.4 the Permitted Transferee shall have a net worth which is at least equal to Tenant’s net worth as of the date of this Lease.

9.8.5 Tenant shall pay all legal costs reasonably incurred by Landlord (not to exceed $2,000.00) in connection with such assignment or subletting.

Tenant acknowledges (and, at Landlord’s request, at the time of such assignment or subletting shall confirm) that in each instance Tenant shall remain liable for performance of the terms and conditions of the Lease despite such assignment or subletting. As used herein the term “Permitted Transferee” shall mean an entity which (i) directly controls Tenant or (ii) is under the direct control of Tenant or (iii) is under common direct control with Tenant, (iv) is the successor in interest to Tenant by way of merger or consolidation, or by sale of all or substantially all of the stock of Tenant or of all or substantially all of the assets of Tenant, so long as the tangible net worth of the surviving or successor entity following such transaction is at least as much as the tangible net worth of Tenant immediately preceding the Commencement Date. Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity. The assignment, sublease or other transfer by Tenant to such Permitted Transferee is referred to herein as a “Permitted Transfer”.

9.9 With respect to any sublease covering at least 50% of the Premises, Landlord agrees to enter into a commercially reasonable recognition and non-disturbance agreement (a “Recognition Agreement”) with the subtenant (the “Subtenant”) which provides that Subtenant shall be entitled to remain in occupancy of the sublet premises in the event of a termination of Tenant’s rights under the Lease as a result of a Default. Landlord shall only be obligated to deliver a Recognition Agreement if the Subtenant is not in default under the Sublease and Landlord consented to the sublease in question or Landlord’s consent thereto was not required hereunder (i.e. the sublease is to a Permitted Transferee). The Recognition Agreement shall provide that if Landlord desires to terminate this Lease due to a Default by Tenant under this Lease, Landlord will provide Subtenant with written notice of same. The Recognition Agreement shall further provide that if, within fifteen (15) days after receipt of Landlord’s notice of Tenant’s Default, Subtenant notifies Landlord that Subtenant will succeed to Tenant’s interest under this Lease, such succession will take effect immediately (although the parties will subsequently document the succession), and Landlord shall recognize Subtenant’s right to continue to occupy the Premises pursuant to the terms and conditions of this Lease. In the event of a succession, the sublease agreement will no longer be of any further force or effect (other than those provisions which are specifically stated to survive termination as set forth in the sublease agreement). In addition, the Recognition Agreement shall provide that, if Subtenant elects to succeed to Tenant’s interest under this Lease, Subtenant shall be obligated to (i) cure the Default by Tenant which resulted in Landlord notifying Tenant and Subtenant of Landlord’s desire to terminate this Lease; (ii) pay Rent (as proportionately adjusted for the space occupied by Subtenant) as provided in the Lease; and Landlord shall be reimbursed for all legal fees reasonably incurred by Landlord in connection with the Recognition Agreement.

10. INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all Legal Requirements applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

Landlord agrees to indemnify and hold Tenant and Tenant’s agents, contractors and employees harmless from and against any and all loss, claims or costs (including court costs and attorney’s fees) incurred by or claimed against Tenant to the extent such injury or damage results from the negligence or willful misconduct of Landlord, its employees, agents or contractors. The provisions of this Article shall be subject to the waiver of subrogation provided below and shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11. INSURANCE.

11.1 Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $3,000,000.00 in the annual aggregate (which annual aggregate coverage may be in the form of umbrella policy), covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) Worker’s Compensation Insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease—each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements (including Tenant’s Work), carpeting, floor coverings, paneling, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income; and (f) Umbrella/Excess Liability with a limit of not less than $10,000,000.00 per occurrence and not less than $10,000,000.00 in the annual aggregate.

11.2 The aforesaid policies shall (a) be provided at Tenant’s expense; (b) name the Landlord Entities as additional insureds as their interests may appear (General Liability) and loss payee (Property—Special Form); (c) be issued by an insurance company with a minimum Best’s rating of “A-:VII” during the Term a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form 27 shall be delivered to Landlord by Tenant upon the Commencement Date and at each renewal of said insurance. Tenant shall provide Landlord at least thirty (30) days prior written notice of the cancellation of any policy.

11.3 Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

11.4 Landlord agrees to maintain in full force and effect, at all times during the Term of this Lease, (i) property damage insurance covering the Building and Landlord’s property in amounts of coverage as is required by any institutional mortgagee of the Building or, if there is no institutional mortgagee of the Building, then in amounts of coverage as may from time to time be carried by reasonably prudent owners of Comparable Buildings; and (ii) commercial general liability insurance with respect to the Building in an amount not less than amounts prudent landlords carry in Comparable Buildings. Landlord may satisfy such insurance requirements by including the Property in a so called “blanket” insurance policy.

12. WAIVER OF SUBROGATION. So long as their respective insurers so permit, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any property loss or damage with respect to Tenant’s property, Landlord’s property, alterations, additions and improvements, the Building, the Property, the Premises, and any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance. The parties hereto agree that any and all such insurance policies required to be carried by either party herein shall either contain a waiver of subrogation clause or be endorsed with a waiver of subrogation clause that effectively waives the insurers rights of recovery for losses or damages that the parties have waived hereunder.

13. SERVICES AND UTILITIES.

13.1 Provided no Event of Default shall exist by Tenant under this Lease, and subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises during Building Business Hours (specified on the Reference Pages) on generally recognized business days (but exclusive in any event of

Sundays and national and local legal holidays), the following services and utilities subject to the Rules and Regulations of the Building prescribed from time to time: (a) hot and cold water suitable for normal office use of the Premises; (b) air to the air handling units on each floor and heat and air conditioning required for the use and occupation of the Premises during Building Business Hours, subject to the performance of the Premises HVAC Work by Tenant, including, but not limited to, VAV boxes, electric reheats, and/or fan powered boxes; (c) cleaning and janitorial service for the Premises and the common areas; (d) elevator service 24 hours a day/7 days a week by non-attended automatic elevators with emergency response support, if applicable; and, (e) equipment to bring to the Premises electricity for lighting, convenience outlets and other normal office use; (f) routine maintenance and electric lighting service for all common areas, and (g) pest control within the Premises and common areas, and (g) bi-annual window cleaning of all exterior windows. Landlord shall keep the Building exterior common areas clean and orderly and free from dirt, debris, snow and ice, and, if permitted by law, make all repairs and replacements to the sidewalks and curbs adjacent thereto. Subject to Tenant’s satisfaction of all of its HVAC-related obligations under this Section 13 and Exhibit B, Landlord shall maintain a temperature of 72 (+/- 4) degrees within the Premises, unless otherwise requested by Tenant. In addition to Tenant’s obligations for HVAC as set forth in Exhibit B, Tenant shall have the right to install supplemental HVAC units (water or air cooled) and outdoor condensing units in a location approved by Landlord.

13.1.1 Electricity. The electricity meters currently existing may be reused by the Tenant’s general contractor and electrical subcontractor during construction in order to capture all electrical consumption associated with the Premises. Additional meters and current transformers (CTs) may be required by Landlord during construction pending the need for additional power, which will be at the sole cost and expense of the Tenant and completed during the performance of Tenant’s Work. Tenant shall pay for its electricity directly to the Landlord, free of any administrative fee and without markup. Except as set forth herein, Landlord’s failure to furnish, or any interruption, diminishment or termination of the supply of electrical energy to the Premises due to the application of any law, the failure of any equipment, the performance of repairs or improvements or acts or omissions of the public utility serving the Building with electricity shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant form the obligation to fulfill any covenant or agreement. Tenant’s use of electrical energy in the Premises shall not at any time exceed the Building Capacity (as such term is defined below). In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the Building electrical services, Tenant shall give notice to Landlord and obtain Landlord’s prior written consent (which shall not be unreasonably withheld) whenever Tenant shall connect to the Building electrical distribution system any major fixtures, appliances or equipment which will exceed the Building Capacity. Any additional feeders or risers to supply Tenant’s electrical requirements in addition to those existing as of the Commencement Date and installed as a part of Tenant’s Work and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole cost and expense of Tenant, provided that such additional feeders and risers are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or cause or create a dangerous condition or unreasonably interfere with other tenants of the Building. Tenant agrees that it will not make any significant alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld or delayed, and will promptly advise Landlord of any alteration or addition to such electrical equipment and/or appliances. Tenant, at Tenant’s expense, shall purchase, install and replace all light fixtures, bulbs, tubes, lamps, lenses, globes, ballasts and switches used in the Premises. In the absence of Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for five (5) days after written notice of such failure is given to Landlord by Tenant (and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, the acts or omissions of Tenant or Tenant Parties, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord), in which case fixed Annual Rent and Expenses and Taxes shall abate from and after the fifth (5th) consecutive day following such notice from Tenant, until the service or utility interruption has been corrected (and access, if applicable, is restored). Landlord shall use reasonable efforts to promptly remedy any interruption in the furnishing of services and utilities.

13.2 Should Tenant require any additional work or service, as described above, including services furnished outside of Building Business Hours, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but, with respect to the provision of after-hours HVAC, in no event shall Landlord charge Tenant more than Landlord’s actual cost for such service plus, where appropriate, a reasonable allowance for depreciation of the HVAC system being used to provide such service. The current charge for after-hours HVAC service, which is subject to change at any time (so long as any increase is limited to Landlord’s actual cost plus a reasonable allowance for depreciation), is specified on the Reference Pages.

13.3 Wherever heat-generating machines or equipment are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system or Tenant allows occupancy of the Premises by more persons than the heating and air conditioning system is designed to accommodate, in either event whether with or without Landlord’s approval, Landlord reserves the right to install supplementary heating and/or air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord within fifteen (15) days of Landlord’s demand.

13.4 Tenant will not, without the written consent of Landlord (which shall not be unreasonably withheld or delayed), use any apparatus or device in the Premises, including but not limited to, electronic data processing machines and machines using current in excess of 2000 watts and/or 20 amps or 120 volts (the “Building Capacity”), which will in any way increase the amount of electricity used by Tenant above the Building Capacity or the water usually furnished or supplied for use of the Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes of using electrical current or water. If Tenant shall require water in excess of that usually furnished or supplied for use of the Premises as normal office use or electrical current which exceeds Building Capacity, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may not unreasonably refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay to Landlord within five (5) days of Landlord’s demand, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus the additional expense incurred by and charged to Landlord by the utility supplier in keeping account of the water and electric current so consumed.

13.5 Tenant will not, without the written consent of Landlord (which shall not be unreasonably withheld or delayed), contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Subject to Landlord’s reasonable Rules and Regulations and the provisions of Articles 6 and 26, Tenant shall be entitled to the use of wiring (“Communications Wiring”) from the existing telecommunications nexus in the Building to the Premises, sufficient for normal general office use of the Premises. Tenant shall not install any additional Communications Wiring, nor remove any

Communications Wiring, without in each instance obtaining the prior written consent of Landlord (which shall not be unreasonably withheld or delayed). Any access to, from or within the Building by Tenant’s telecommunications companies shall be subject to execution and delivery of a license agreement between Landlord and any such companies in a form reasonably satisfactory to Landlord.

13.6 Tenant shall have access to the Building and Premises 24 hours per day, 7 days per week, but such access shall be by means of Landlord’s security access system for the Building. Tenant shall have the right to install an internal security system, but such system shall tie into and be compatible with Landlord’s fire alarm system for the Building. After initial occupancy, the costs of access cards for the Building access system shall be charged to Tenant at $15.00 per card. Landlord shall provide a total of three hundred (300) fobs for access to the Building at no cost to Tenant, which may be assigned by Tenant to its employees as they onboard with Tenant.

14. HOLDING OVER. So long as no Event of Default exists under this Lease and Tenant provides Landlord with written notice at least nine (9) months’ prior to the Termination Date of Tenant’s election to holdover in the Premises, Tenant will have the right to holdover beyond the Termination Date (without such holdover in and of itself being deemed to be an Event of Default) for a period of up to three (3) months (as Tenant shall elect in its notice). The monthly rental payable by Tenant during such holdover period shall be the same as the monthly rental (the amount due by Tenant for Base Rent and Rent Adjustments under Article 4) payable by Tenant for the last month of the initial Term, for the first (1st) month of such holdover; one hundred twenty-five percent (125%) of the Base Rent and Rent Adjustments under Article 4 for the second (2nd) month of such holdover; and one hundred fifty percent (150%) of the Base Rent and Rent Adjustments under Article 4 for the third (3rd) month of such holdover. Except for any holdover during the first three (3) months following the Termination Date in accordance with the provisions of this Section 14, Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be Two Hundred Percent (200%) of the greater of (a) the amount of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4; and (b) the then market rental value of the Premises as reasonably determined by Landlord assuming a new lease of the Premises of the then usual duration and other terms, in either case, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention, including, without limitation damages arising from the loss of any other tenant. A tenancy at sufferance shall be deemed to have been created during any holdover of the Premises (or portion thereof) by Tenant. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15. SUBORDINATION. Landlord represents and warrants to Tenant that there are no mortgages or ground leases encumbering the Property as of the Lease Reference Date. Landlord shall provide Tenant with a so-called non-disturbance agreement from any party who, now or in the future, holds a mortgage or leasehold interest that superior this Lease, which agreement shall be on such party’s commercially reasonable form. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease; provided, however, that (i) Landlord shall use reasonable efforts to obtain a commercially reasonable non-disturbance agreement from such ground lessor, trustee or mortgagee for the benefit of Tenant; and (ii) if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver such commercially reasonable agreement to Landlord within thirty (30) days of Landlord’s request.

16. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord upon notice to Tenant (“Rules and Regulations”). Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations provided that Landlord will not discriminate in its enforcement of the Rules and Regulations. Notwithstanding anything in the Lease or in Exhibit D to the contrary, Tenant shall not be bound by any Rule or Regulation if such rule, regulation or modification (or amendment thereto) (i) is not communicated in writing within a reasonable period of time before the enforcement thereof by Landlord, (ii) is not generally applicable to all tenants of the Building, (iii) unreasonably and adversely diminishes, limits or restricts Tenant’s rights, powers or privileges under this Lease or unreasonably impairs Tenant’s enjoyment and use of the Premises, or (iv) unreasonably increases Tenant’s duties and obligations under. If there is any inconsistency between the Rules and Regulations and the other terms of this Lease, the terms of this Lease shall govern.

17. REENTRY BY LANDLORD.

17.1 Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or tenants (provided such showing may only be during the last twelve months of the Term), and to alter, improve or repair the Premises and any portion of the Building as provided in this Lease, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that in all instances of any entry into the Premises by Landlord or its agents the business of Tenant shall not be interfered with and Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s use of the Premises, which efforts shall include scheduling any such activities which affect the Premises in advance with Tenant and outside Tenant’s business hours. Landlord shall provide Tenant at least 24 hours’ notice prior to any entry in the Premises except in the event of an emergency and to perform Landlord’s janitorial obligations. Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Except as set forth herein, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17.

17.2 For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as is reasonable under the circumstances, and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord’s demand.

18. DEFAULT.

18.1 Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:

18.1.1 Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due.

18.1.2 Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an Event of Default if such failure could not reasonably be cured during such thirty (30) day period, Tenant has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days unless the nature of the Event of Default cannot be reasonably cured within such ninety (90) day period, then the time frame for which Tenant may cure shall be extended only as long as is reasonable to effectuate the cure. If, during such extended period beyond the ninety (90) days, Tenant ceases to diligently pursue the cure, the extended cure period shall immediately expire.

18.1.3 Subject to the provisions of Section 14, Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

18.1.4 Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof and Tenant does not cease all action in connection therewith within thirty (30) days from and after Tenant’s receipt of written notice thereof.

18.1.5 A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

19. REMEDIES.

19.1 Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1 Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

19.1.2 Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3 Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself; and (c) the cost of performing any other covenants which would have otherwise been performed by Tenant.

19.1.4 Upon any termination of Tenant’s right to possession only without termination of the Lease:

19.1.4.1 Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2 Landlord shall use commercially reasonable efforts to mitigate. Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises. In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord, within thirty (30) days of Landlord’s demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by

Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

19.1.4.3 Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

19.2 Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant’s sole expense. Without limiting the generality of the foregoing, if Landlord determines in its reasonable discretion that (i) Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease; and (ii) such failure to act or effect compliance would cause injury to persons or property, Landlord may, at Landlord’s option, enter into and upon the Premises and perform such maintenance, repair or replacement or effect compliance without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord’s demand as additional rent, for any expenses which Landlord actually incurs in thus effecting compliance with Tenant’s obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

19.3 Tenant understands and agrees that in entering into this Lease, Landlord is relying upon receipt of all the Annual and Monthly Installments of Rent to become due with respect to all the Premises originally leased hereunder over the full Initial Term of this Lease for amortization, including interest at the Amortization Rate. For purposes hereof, the “Concession Amount” shall be defined as the aggregate of all amounts forgone or expended by Landlord as free rent under the lease, under Exhibit B hereof for construction allowances (excluding therefrom any amounts expended by Landlord for Landlord’s Work, as defined in Exhibit B), and for brokers’ commissions payable by reason of this Lease. Accordingly, Tenant agrees that if this Lease or Tenant’s right to possession of the Premises leased hereunder shall be terminated as of any date (“Default Termination Date”) prior to the expiration of the full Initial Term hereof by reason of an Event of Default, there shall be due and owing to Landlord as of the day prior to the Default Termination Date, as rent in addition to all other amounts owed by Tenant as of such Date, the amount (“Unamortized Amount”) of the Concession Amount determined as set forth below; provided, however, that in the event that such amounts are recovered by Landlord pursuant to any other provision of this Article 19, Landlord agrees that it shall not attempt to recover such amounts pursuant to this Paragraph 19.3. For the purposes hereof, the Unamortized Amount shall be determined in the same manner as the remaining principal balance of a mortgage with interest at the Amortization Rate payable in level payments over the same length of time as from the effectuation of the Concession concerned to the end of the full Initial Term of this Lease would be determined.

19.4 If, on account of any Event of Default, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys’ fees and costs. LANDLORD AND TENANT EXPRESSLY WAIVE ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.

19.5 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.6 No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default.

19.7 To secure the payment of all rentals and other sums of money becoming due from Tenant under this Lease, Landlord shall have and Tenant grants to Landlord a first lien upon the leasehold interest of Tenant under this Lease, which lien may be enforced in equity, and a continuing security interest upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord under this Lease shall first have been paid and discharged. Upon the occurrence of an Event of Default, Landlord shall have, in addition to any other remedies provided in this Lease or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section 19.7 at public or private sale upon five (5) days’ notice to Tenant. Tenant shall execute all such financing statements and other instruments as shall be deemed necessary or desirable in Landlord’s discretion to perfect the security interest hereby created.

19.8 Upon the Event of Default by Tenant and the termination of this Lease or Tenant’s rights of possession as provided herein, any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

19.9 If Tenant breaches a covenant or fails to perform a particular obligation provided in this Lease more than three (3) times during the Term (or any extension thereof) and such breach or failure constitutes an Event of Default each time same occurs, Tenant’s extension options and Tenant’s rights of first offer provided in this Lease shall be null and void following the third (3rd) time that an Event of Default occurs.

20. TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1 If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1 Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1 Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any Event of Default of Tenant under this Lease.

20.1.1.2 Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the reasonable satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord (in its reasonable discretion) to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

20.1.1.3 The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4 Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, so long as no Event of Default exists hereunder, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22. CASUALTY

22.1 In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred twenty (120) days, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage until thirty (30) days following the complete restoration of the damage by Landlord. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” when they are returned substantially to the condition that existed immediately before such damage subject to compliance with Legal Requirements. The parties hereby agree that Landlord shall have the obligation to restore the Tenant’s Work and the Alterations to substantially the same condition that existed immediately before such damage subject to compliance with Legal Requirements.

22.2 If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred eighty (180) days, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall materially restore (as such term is defined above) the Building and the Premises, this Lease shall continue in full force and effect, and all rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3 Other than Landlord’s obligation to restore the Tenant’s Work and the Alterations to substantially the same condition that existed immediately before such damage as set forth herein, Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any improvements (which are not part of Tenant’s Work or Alterations), office fixtures, furniture, equipment or any other property installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4 In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

22.5 Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6 In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.

23. EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.

24. SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25. ESTOPPEL CERTIFICATES. Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this

Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) business day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

26. SURRENDER OF PREMISES.

26.1 Tenant and Landlord shall arrange to meet for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises.

26.2 All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, “Alterations”), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any extension of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only damage caused by Landlord, ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, (i) if Landlord elects at the time Landlord reviews and approves Tenant’s plans for any Alterations that certain Specialty Alterations (as defined below) must be removed, Tenant shall, at Tenant’s sole cost, remove such Specialty Alterations so designated by Landlord in writing at the time of consent, and repair any damage caused by such removal, and (ii) Tenant must, at Tenant’s sole cost, remove upon termination of this Lease, any and all of Tenant’s furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, (collectively, “Personalty”). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal. As used herein the Term “Specialty Alterations” shall mean any alterations which would cost substantially more to remove than normal office improvements such as internal stairwells and private showers and private restroom facilities, raised flooring, all specialty wall applications such as Ideapaint, wallpaper, specialty films on glass and all other wall applications. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to remove any improvements installed by Landlord, the Premises HVAC Work, the Premises Fire/Life Safety Work or any data/telecommunications cabling and wiring installed by or on behalf of Tenant or existing as of the Commencement Date, whether inside walls, under any raised floor or above any ceiling.

26.3 All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as reasonably estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

27. NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, so long as same is actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant’s Notice Address.

28. TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29. DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant’s Proportionate Share shown on the Reference Pages; however, there will be an adjustment of either or both figures if there is an actual addition or subtraction to the Building, otherwise, there shall be no remeasurement of the Premises during the Term (or any extensions thereof). The term “Building” refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. If the Building is part of a larger complex of structures, the term “Building” may include the entire complex, where appropriate (such as shared Expenses or Taxes)

and subject to Landlord’s reasonable discretion. Notwithstanding anything in this Lease to the contrary, in all instances in this Lease and all Exhibits attached hereto, if no time frame for payment is provided but the terms require that Tenant must pay Landlord or Landlord pay Tenant any sum “on demand” or “upon demand” or “immediately pay” or “promptly pay” or words of similar import, such demand shall be in writing and the party to which the demand is made shall have ten (10) business days following the receipt of such written demand to make such payment. In all instances where Landlord provides notice to Tenant or Tenant provides notice to Landlord, such notice must be in writing unless the terms of this Lease specifically provide for oral notice (in the case of an emergency).

30. TENANT’S AUTHORITY. If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

31. FINANCIAL STATEMENTS AND CREDIT REPORTS. Within thirty (30) days after Landlord’s written request therefor (but not more often than one (1) time per calendar year unless such request is in connection with a sale or refinance of the Building or an Event of Default exists by Tenant hereunder), Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

32. COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages.

33. TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located.

34. SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

35. ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

36. EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3 and any sum owed pursuant to this Lease.

37. RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.

38. SELF-HELP. If Landlord fails to make any repairs to the Building which prevents Tenant from its realization of the intended material economic benefit from the Premises for more than thirty (30) days following written notice of such required repair from Tenant, Tenant may provide Landlord with a second written notice of Tenant’s election to make the required repairs in the event Landlord does not commence such repairs within five (5) days. If Landlord fails to commence such repairs within such five (5) day period, Tenant may make such repairs using contractors who are reasonably acceptable to Landlord and who maintain the insurance required by Landlord. Such repair work shall be performed by Tenant in a good and workmanlike manner. Landlord shall pay the reasonable out-of-pocket cost of such repairs to Tenant within thirty (30) days after receipt of an invoice therefor.

39. LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building and the land upon which the same was built, including all rents, sale, insurance and condemnation proceeds, and subject to the rights of any mortgagee of Landlord which is unrelated to Landlord, and of Landlord to use such proceeds or awards for reconstruction, the insurance proceeds and taking awards therefor. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages. The obligations of Tenant under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its directors, officers, partners, beneficiaries, members, stockholders, employees, or agents. Except for Tenant’s liability under Section 14 of this Lease, in no event shall either party be liable to the other for any loss of business or any other indirect or consequential damages suffered by such party from whatever cause.

40. RIGHT OF FIRST OFFER. Provided no Event of Default exists under this Lease, and subject to the Initial Lease Up (as hereinafter defined), Tenant shall have the right to lease any space on the second or fifth floors of the Building (any such space, referred to as an “Expansion Space”) when it becomes available, as defined below. The term “Initial Lease Up” shall refer to the initial leases (and any extensions or renewals thereof) entered into by Landlord with third party tenants for all or any portion of the Expansion Space on the second (2nd) floor of the Building following the date of this Lease. Space is “available” for purposes of this Article when (i) it is vacated by the prior tenant, such tenant’s lease having expired or been terminated by Landlord, or the space is scheduled to be vacant and Landlord currently desires to begin marketing the space, (ii) any tenants having superior rights to such space have declined or failed to exercise such rights, and (iii) Landlord intends to market such space for lease. In such event, Landlord shall give written notice to Tenant of the date of availability of the Expansion Space and the terms and conditions on which Landlord intends to offer it to the public (the “Offer Notice”) and Tenant shall have a period of ten

(10) days in which to exercise Tenant’s right to lease the Expansion Space pursuant to the Offer Notice, failing which Landlord may lease the Expansion Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to the Expansion Space. Notwithstanding the foregoing, if Landlord leases a particular Expansion Space to a third party pursuant to the preceding sentence and such Expansion Space is subsequently vacated again during the Term of this Lease or any renewal hereof or, if Landlord intends to offer the Expansion Space on terms which are ten (10%) or more economically favorable to the tenant than the terms set forth in the Offer Notice on a net effective basis, Landlord shall re-offer the Expansion Space to Tenant as provided herein on such more economically favorable terms and Tenant shall again have a new right of first offer to lease such Expansion Space. Notwithstanding the foregoing, Landlord shall have the absolute right to renew or extend any existing tenant’s lease then leasing the Expansion Space. If Tenant exercises its right to lease hereunder, effective as of the date Landlord delivers the Expansion Space, the Expansion Space shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, except as set forth in the Offer Notice and as follows:

40.1 The Term of the Lease for the Offer Space shall commence upon the date on which the Offer Space is delivered to Tenant in the condition required by the Offer Notice (if applicable) and shall end on the Termination Date.

40.2 Tenant’s Proportionate Share shall be recalculated, using the total square footage of the Premises, as increased by the Expansion Space.

40.3 The Expansion Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the Expansion Space or grant Tenant any improvement allowance thereon.

40.4 Prior to the beginning of the term for the Expansion Space, Landlord and Tenant shall execute a written memorandum confirming the inclusion of the Expansion Space and the Annual Rent for the Expansion Space.

40.5 Notwithstanding the foregoing, Tenant shall have no right to lease the Expansion Space if, as of the date on which the Offer Space is to be delivered to Tenant as set forth in the Offer Notice, less than two (2) years remain in the Term. However, if Tenant has a remaining renewal option which, if properly exercised, would extend the Termination Date of this Lease such that at least two (2) years will remain in the Term, Tenant shall have the right to lease the Expansion Space if, concurrently with its exercise of that right, it also exercises such renewal option.

40.6 Nothing herein shall be construed as to prohibit Landlord from extending the term of the lease of any existing tenant.

This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid right of first offer shall be “personal” to the originally-named Tenant as set forth above and any Permitted Transferee and that in no event will any assignee or sublessee (other than an assignee that is a Permitted Transferee) have any rights to exercise the aforesaid right.

41. EXTENSION OPTIONS. Tenant shall, provided the Lease is in full force and effect and there is no uncured Event of Default at the time of notification or commencement, have two (2) options to extend the Term of this Lease for a term of five (5) years each (each an “Extension Term” and collectively, the

“Extension Terms”), for a minimum of two (2) contiguous floors of the Premises, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

41.1 If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is fifteen (15) months prior to the expiration of the then current Term of the Lease (unless Tenant is exercising same in conjunction with an exercise of the right of first offer described above) but no later than the date which is twelve (12) months prior to the expiration of the then current Term of this Lease. If Tenant fails to provide such notice, time being of the essence, Tenant shall have no further or additional right to extend or renew the term of the Lease.

41.2 The Annual Rent and Monthly Installment in effect at the expiration of the then current term of the Lease shall be increased for each Extension Term as hereinafter provided. The Annual Rent and Monthly Installment for the first Extension Term shall be increased to equal the then current fair market rental for comparable space in similar buildings in the same rental market as of the date the applicable Extension Term is to commence, taking into account the specific provisions of the Lease which will remain constant and taking into consideration that the Base Year for each Extension Term shall be readjusted to be the actual Expenses and Taxes for the first full calendar year of the Extension Term. Landlord shall advise Tenant of the new Annual Rent and Monthly Installment for the Premises no later than thirty (30) days after receipt of Tenant’s written request to exercise an Extension Term. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Paragraph. Said notification of the new Annual Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the extension term. If Landlord and Tenant are unable to agree on a mutually acceptable fair market rental within thirty (30) days after Tenant’s exercise of the first extension option, then Landlord and Tenant shall each appoint a qualified commercial real estate retail broker doing business in Boston, Massachusetts that is not currently engaged to represent the party appointing such broker and who has at least ten (10) years of relevant experience in the market in which the Building is located. Those brokers shall, in turn, appoint a third commercial real estate retail broker doing business in Boston, Massachusetts that is not currently engaged to represent Landlord or Tenant and who is similarly qualified and the majority determination of the three brokers shall be the fair market rental for the Premises for the determining the Annual Rent for the first Extension Term. Landlord and Tenant shall equally share in the expense of this appraisal.

41.3 This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to extend the Term of this Lease shall be “personal” to the originally-named Tenant as set forth above and that, except in connection with a transfer to a Permitted Transferee pursuant to Section 9.8, in no event will any assignee or sublessee (other than a Permitted Transferee) have any rights to exercise the aforesaid option to renew.

As each extension option is exercised, the number of extension options remaining to be exercised is reduced by one and upon exercise of the last of the two (2) extension options, Tenant shall have no further right to extend the Term of this Lease.

42. ROOFTOP ANTENNA. Landlord agrees that Tenant may install, at Tenant’s expense and for its own internal business use (and not for the purpose of granting access to others, whether or not for profit), a satellite or other antenna communications system (collectively, “Tenant’s Communications Equipment”) on the roof of the Building or the mezzanine space in the loading dock at a location reasonably designed by Landlord. Without limiting the generality of the foregoing, the installation, size and location of Tenant’s Communications Equipment must comply with all governmental requirements (local, state and federal). Prior to installation of Tenant’s Communications Equipment, Tenant shall furnish plans and specifications for installation of Tenant’s Communications Equipment and its location and installation (which installation shall not involve any penetration of the roof) to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. In addition, prior to installation of Tenant’s Communications Equipment, Tenant shall obtain all necessary governmental permits and approvals and deliver copies thereof to Landlord. All costs related to Tenant’s Communications Equipment shall be paid by Tenant, including all costs of installation, screening (if reasonably required by Landlord or any governmental entity), maintenance, repair, restoration and removal. If requested by Landlord in connection with required maintenance and repair of the roof, no more often than once during the Term, Tenant will, at Tenant’s expense, move Tenant’s Communications Equipment to another location on the roof selected by Landlord and reasonably acceptable to Tenant. Tenant acknowledges that Landlord may also install or grant to others the right to install microwave, satellite or other antenna communications systems on the roof so long as same does not unreasonably interfere with Tenant’s Communications Equipment. Upon the expiration or sooner termination of the Term, Tenant shall, at Tenant’s sole cost, remove Tenant’s Communications Equipment and all appurtenances and related equipment, and repair any damage caused by such removal. Tenant shall be responsible for any damage to the roof or mezzanine space, or any impairment of any existing roof warranty, resulting from the installation, use, maintenance, operation or removal of Tenant’s Communications Equipment and related equipment. Tenant shall be responsible for any damage to the roof, or any impairment to Landlord’s roof warranty, resulting from the installation, use, maintenance, operation or removal of Tenant’s Communications Equipment and related equipment, and must coordinate any roof work, including roof penetrations, if any, with Landlord’s roofing contractor. Tenant shall also be responsible for all cost and coordination of temporary removal or relocation of Tenant’s Communications Equipment to the extent required in connection with roof or Building maintenance or repairs. Tenant shall be responsible for any interference with any existing systems located at the Building caused by Tenant’s Communications Equipment. Notwithstanding the foregoing, Tenant’s rights under this Section shall be subject to availability and the execution of a license agreement between Landlord and Tenant’s proposed provider of any services related to such Tenant’s Communications Equipment.

LANDLORD:		TENANT:

281 SUMMER STREET LLC, a Delaware limited		BRIGHTCOVE INC., a Delaware corporation
liability company

By:	/s/ Gerald F. Ianetta	By:	/s/ Robert Noreck
Name:	Gerald F. Ianetta	Name:	Robert Noreck
Title:	Vice President	Title:	CFO

By:	/s/ David F. Crane
Name:	David F. Crane
Title:	Vice President

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